CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Bond Index Funds of our reports dated February 20, 2025, relating to the financial statements and financial highlights of Vanguard Inflation-Protected Securities Fund, Vanguard Intermediate-Term Bond Index Fund, Vanguard Long-Term Bond Index Fund, Vanguard Short-Term Bond Index Fund, Vanguard Total Bond Market II Index Fund, Vanguard Ultra-Short Bond ETF and Vanguard Total Bond Market Index Fund, which appear in Vanguard Bond Index Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 25, 2025